SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                           FORM 8-K

                        CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) May 11, 2000



           SOUTH TEXAS DRILLING & EXPLORATION, INC.
     (Exact name of registrant as specified in its charter)



State of Texas                2-70145          74-2088619
(State or other juris-     (Commission       (IRS Employer
diction of incorporation)   File Number)      Identification No.)



9310 Broadway, San Antonio, Texas                  78217
(Address of principal executive offices)         (Zip Code)



Registrant's telephone number, including area code   (210) 828-7689



__________________________________________________________________
     (Former name or former address, if changed since last report.)

Item 1.     Changes in Control of Registrant.

          On May 11, 2000, the Registrant sold in a private transaction 3,678,161 shares of $.10 par value common stock to WEDGE Energy Services, L.L.C., a Delaware limited liability company ("WEDGE"). WEDGE previously purchased 1,153,846 shares from the Registrant on February 18, 2000, for an aggregate purchase price of $1,500,000. The Registrant understands that Mr. Issam M. Fares is the ultimate beneficial owner of all of the outstanding ownership interests of WEDGE. WEDGE paid an aggregate $8,000,000 for the 3,678,161 shares of common stock purchased by WEDGE on May 11. The Registrant understands that the $8,000,000 aggregate purchase price was obtained by WEDGE from affiliated entities or persons. The Agreement under which the May 11 sale occurred included contractual preemptive rights in favor of WEDGE and a right of first offer in favor of the Registrant with regard to the Registrant's common stock held by WEDGE.

          The aggregate 4,832,007 shares owned by WEDGE, which constitute all of the capital stock of the Registrant owned by WEDGE, represents 44.116 % of the Registrant's common stock outstanding; or 33.5% on a fully diluted basis assuming conversion of all of the Registrant's Convertible Preferred Stock and stock options outstanding.

     Incident to its sale of common stock to WEDGE, the Registrant agreed to support and cause to be placed on the ballot at each election of directors of the Registrant one (1) person designated by WEDGE who shall also serve on the Audit and Compensation Committees of the Board. Messrs. Mike Little and Stacy Locke (Chairman and President of the Registrant, respectively) have executed a Voting Agreement requiring them to vote their shares in the Registrant in favor of the WEDGE nominee for director. Messrs. Little and Locke own 8.6% of the Registrant's common stock on a fully diluted basis.

                        SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      May 24, 2000               SOUTH TEXAS DRILLING
                                   & EXPLORATION, INC.



                               By:_/s/Wm. Stacy Locke_____________
                                   Wm. Stacy Locke,
                                   President